EX-99. (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 31, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to the Board of Trustees and Shareholders of PBHG Insurance Series Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 23, 2003